Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, 4D Molecular Therapeutics, Inc. had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the forms of pre-funded warrants issued to holders and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.1 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, the classified board and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. As of December 31, 2025, no shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

Pre-Funded Warrants

As of March [16], 2026, pre-funded warrants to purchase up to [16,935,665] shares of our common stock were outstanding.

February 2024 Pre-Funded Warrants

On February 6, 2024, pursuant to an underwritten follow-on public offering, we sold shares of our common stock and pre-funded warrants to purchase up to 3,583,476 shares of our common stock (the “February 2024 Pre-Funded Warrants”).

The February 2024 Pre-Funded Warrants have an exercise price of $0.0001 per share of common stock and are exercisable from the date of issuance until exercised in full, subject to an ownership limitation. The exercise price of the February 2024 Pre-Funded Warrants and the number of shares of common stock issuable upon exercise of the February 2024 Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

We issued the February 2024 Pre-Funded Warrants as individual warrant agreements to the purchasers. A holder of a February 2024 Pre-Funded Warrant agreement may exercise such February 2024 Pre-Funded Warrant, in whole or in part, with the notice of exercise form attached to the February 2024 Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of February 2024 Pre-Funded Warrants being exercised.

Under the terms of the February 2024 Pre-Funded Warrants, a holder will not be entitled to exercise any portion of a February 2024 Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the February 2024 Pre-Funded Warrants.

The holders of the February 2024 Pre-Funded Warrants must pay the exercise price upon exercise of the February 2024 Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the February 2024 Pre-Funded Warrants. The February 2024 Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net value of the February 2024 Pre-Funded Warrant in shares of common stock determined according to a formula set forth in the February 2024 Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the February 2024 Pre-Funded Warrants), a holder of February 2024 Pre-Funded Warrants will be entitled to receive, upon exercise of the February 2024 Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the February 2024 Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the February 2024 Pre-Funded Warrants.

Exchange Pre-Funded Warrants

On November 8, 2024, we entered into an exchange agreement with Biotechnology Value Fund, L.P. and certain of its affiliates (“BVF”), pursuant to which BVF exchanged shares of our common stock for pre-funded warrants to acquire the same number of shares of our common stock. On December 6, 2024, we entered into an exchange agreement with RA Capital Healthcare Fund, L.P. (“RA Capital”), pursuant to which RA Capital exchanged shares of our common stock for a pre-funded warrant to acquire the same number of shares of our common stock. On January 22, 2026, we entered into exchange agreements with RA Capital and BVF, pursuant to which RA Capital and BVF exchanged shares of our common stock for a pre-funded warrant to acquire the same number of shares of our common stock (the pre-funded warrants issued to BVF and RA Capital together, the “Exchange Pre-Funded Warrants”).

The Exchange Pre-Funded Warrants have an exercise price of $0.0001 per share of common stock and are exercisable from the date of issuance until exercised in full, subject to an ownership limitation. The exercise price of the Exchange Pre-Funded Warrants and the number of shares of common stock issuable upon exercise of the Exchange Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

We issued the Exchange Pre-Funded Warrants as individual warrant agreements to BVF and RA Capital respectively. The holders may exercise their Exchange Pre-Funded Warrants, in whole or in part, with the notice of exercise form attached to the Exchange Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of Exchange Pre-Funded Warrants being exercised.

Under the terms of the Exchange Pre-Funded Warrants, a holder will not be entitled to exercise any portion of an Exchange Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of common stock beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the Exchange Pre-Funded Warrants.

The holders of Exchange Pre-Funded Warrants must pay the exercise price upon exercise of the Exchange Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the Exchange Pre-Funded Warrants. The Exchange Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net value of the Exchange Pre-Funded Warrant in shares of common stock determined according to a formula set forth in the Exchange Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the Exchange Pre-Funded Warrants), the holders of Exchange Pre-Funded Warrants will be entitled to receive, upon exercise of the Exchange Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Exchange Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Exchange Pre-Funded Warrants.

November 2025 Pre-Funded Warrants

On November 6, 2025, pursuant to an underwritten follow-on public offering, we sold shares of our common stock and pre-funded warrants to purchase up to 1,128,949 shares of our common stock (the “November 2025 Pre-Funded Warrants”).

The November 2025 Pre-Funded Warrants have an exercise price of $0.0001 per share of common stock and are exercisable from the date of issuance until exercised in full, subject to an ownership limitation. The exercise price of the November 2025 Pre-Funded Warrants and the number of shares of common stock issuable upon exercise of the November 2025 Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

We issued the November 2025 Pre-Funded Warrants as individual warrant agreements to the purchasers. A holder of a November 2025 Pre-Funded Warrant agreement may exercise such November 2025 Pre-Funded Warrant, in whole or in part, with the notice of exercise form attached to the November 2025 Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of November 2025 Pre-Funded Warrants being exercised.

Under the terms of the November 2025 Pre-Funded Warrants, a holder will not be entitled to exercise any portion of a November 2025 Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the November 2025 Pre-Funded Warrants.

The holders of the November 2025 Pre-Funded Warrants must pay the exercise price upon exercise of the November 2025 Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the November 2025 Pre-Funded Warrants. The November 2025 Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net value of the November 2025 Pre-Funded Warrant in shares of common stock determined according to a formula set forth in the November 2025 Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the November 2025 Pre-Funded Warrants), a holder of November 2025 Pre-Funded Warrants will be entitled to receive, upon exercise of the November 2025 Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the November 2025 Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the November 2025 Pre-Funded Warrants.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called at any time by our board of directors, or our President or Chief Executive Officer, but such special meetings may not be called by our stockholders or any other person or persons.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding are able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by a resolution of our board of directors unless our board of directors determines that such vacancies shall be filled by our stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Amendment of Charter Provisions

The amendment of any of the above provisions in our amended and restated certificate of incorporation, except for the provision making it possible for our board of directors to issue undesignated preferred stock, requires approval by a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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any breach of the director’s duty of loyalty to us or our stockholders;
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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
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any transaction from which the director derived an improper personal benefit.

Each of our amended and restated certificate of incorporation and amended and restated bylaws provides that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FDMT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.